Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 23, 2023 with respect to the financial statements of Symetra Life Insurance Company, and dated April 21, 2023 with respect to the financial statements of Symetra Separate Account C, both of which are incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Seattle, Washington
April 26, 2023